                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/X/  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Conceptronic, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               PRELIMINARY COPIES

                               CONCEPTRONIC, INC.
                                   6 POST ROAD
                         PORTSMOUTH, NEW HAMPSHIRE 03801
                    ----------------------------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 15, 1996
                    -----------------------------------------


To the Stockholders of Conceptronic, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Conceptronic, Inc. (the "Company") will be held on November 15, 1996 at 10:00 a.m., local time, at the offices of the Company, located at 6 Post Road, Portsmouth, New Hampshire 03801 for the following purposes:

                  1. To amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company's Common Stock from 4,000,000 to 15,000,000.

                  2. To amend the Conceptronic, Inc. 1991 Stock Option Plan to increase the number of shares of the Company's Common Stock issuable thereunder from 225,000 to 625,000.

                  3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only holders of record of outstanding shares of Common Stock of the Company at the close of business on October 14, 1996 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                            By Order of the Board of Directors



                                            William D. Gray
                                            Secretary, Treasurer and
                                            Chief Financial Officer


Portsmouth New Hampshire
October 15, 1996


YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               PRELIMINARY COPIES

                               CONCEPTRONIC, INC.
                                   6 POST ROAD
                         PORTSMOUTH NEW HAMPSHIRE 03801
                       ----------------------------------
               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 15, 1996
                       -----------------------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders of Conceptronic, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held on Thursday, November 15, 1996, at 10:00 a.m., local time, at the Company's offices located at 6 Post Road, Portsmouth, New Hampshire 03801 and any adjournment or postponement thereof (the "Meeting").

         At the Meeting, stockholders will be asked to consider and vote upon two proposals: (1) the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), from 4,000,000 to 15,000,000 ("Proposal Number One") and (2) the amendment of the Conceptronic, Inc. 1991 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock issuable thereunder from 225,000 to 625,000 ("Proposal Number Two").

         This Proxy Statement is dated October 15, 1996 and is first being mailed to stockholders along with the related form of proxy on or about October 15, 1996.

         If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted FOR Proposal Number One and FOR Proposal Number Two and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

         Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Meeting. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Under applicable Delaware law, the amendment to the Company's Certificate of Incorporation requires the approval of a majority of the outstanding shares. ACCORDINGLY, ABSTENTIONS, BROKER NON-VOTES OR THE FAILURE TO EITHER RETURN A PROXY OR TO ATTEND THE MEETING WILL EACH HAVE THE SAME EFFECT AS A VOTE AGAINST PROPOSAL NUMBER ONE. The amendment to the Stock Option Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting on the amendment to the Stock Option Plan. ACCORDINGLY, ABSTENTIONS, BROKER NON-VOTES OR THE FAILURE TO EITHER RETURN A PROXY OR TO ATTEND THE MEETING WILL BE DEEMED NOT TO HAVE VOTED ON PROPOSAL NUMBER TWO.

REVOCABILITY OF PROXY

         Any stockholder of the Company who has given a proxy has the power to revoke the proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with William D. Gray, Secretary, Treasurer and Chief Financial Officer of the Company, at Conceptronic, Inc., 6 Post Road, Portsmouth, New Hampshire 03801, or (ii) by appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the Meeting will be by ballot.

RECORD DATE, OUTSTANDING SECURITIES AND VOTES REQUIRED

         The Board of Directors of the Company has fixed the close of business on October 14, 1996 as the record date (the "Record Date") for determining holders of outstanding shares of Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were approximately stockholders of record and 1,700,000 shares of Common Stock issued and outstanding, each of which shares is entitled to one vote.

         The approval of Proposal Number One requires the affirmative vote of a majority of the outstanding shares of Common Stock. The approval of Proposal Number Two requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting on Proposal Number Two at the Meeting.

         The officers and directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 35% of the shares of Common Stock issued and outstanding) in favor of Proposal Number One and Proposal Number Two.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with regard to the beneficial ownership of the Common Stock of the Company as of October 14, 1996 by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each director,
(iii) the Company's Chief Executive Officer and (iv) the directors and all executive officers as a group.


                                            Number of Shares of
Name and Address                                Common Stock          Percent of
of Beneficial Owner(1)                      Beneficially Owned         Class (2)
----------------------                      -------------------       ----------

Garry A. Prime                              298,848(3)                    17.20%

Rainer H. Bosselmann(4)                           0                           0

Daniel J. McCarthy                           10,000(5)              less than 1%

Richard S. Perkins, Jr                       49,000(6)                     2.88%

William A. Barker                                 0                           0

James D. Gerson                             569,363(7)(8)                 32.88%

John A. Rolls                                     0                           0

Sontek Industries, Inc.
  20 Pond Park Road                         251,348                       14.79%
  Hingham, MA 02043

All Directors and Executive
  Officers as a group                       686,863(6)(7)(8)(9)           38.39%
  (8 persons)



(1) The address for Messrs. Prime, Bosselmann, Barker, Gerson, McCarthy, Perkins and Rolls is c/o Conceptronic, Inc., 6 Post Road, Portsmouth, New Hampshire 03801.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Includes 251,348 shares of Common Stock owned by Sontek Industries, Inc., of which Mr. Prime is President, Director and a significant shareholder. Includes options to purchase 37,500 shares of Common Stock which are presently exercisable.

(4) Mr. Bosselmann has agreed to purchase 666,670 shares of Class A Common Stock, for a purchase price of $2,000,010, in the Offering described below under "PROPOSAL NUMBER ONE - Background Private Offering."

(5) Includes options to purchase 10,000 shares of Common Stock which are presently exercisable.

(6) Includes 37,000 shares of Common Stock held of record by Mr. Perkins' wife, in which Mr. Perkins disclaims any beneficial interest.

(7) Excludes 3,000 shares of Common Stock held of record by Mr. Gerson's wife, as custodian for two minor children, in which Mr. Gerson disclaims any beneficial interest.

(8) Includes 31,667 shares of Common Stock underlying a currently exercisable warrant and 251,348 shares of Common Stock held by Sontek Industries, Inc., of which Mr. Gerson is Chairman of the Board and a significant shareholder.

(9) Includes options to purchase 57,500 shares of Common Stock which are presently exercisable.


                               PROPOSAL NUMBER ONE

                            AMENDMENT TO CERTIFICATE
                   OF INCORPORATION TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

THE PROPOSAL

         The Certificate of Incorporation of the Company (the "Certificate") currently authorizes the issuance of a total of 4,000,000 shares of Common Stock. The Certificate permits the issuance of one or more classes of Common Stock, subject to the discretion of the Company's Board of Directors. On October 14, 1996, the record date, 1,700,000 shares of Common Stock were issued and outstanding and 145,000 shares were reserved for issuance under stock options granted under the Stock Option Plan, leaving 2,155,000 authorized shares available for future issuance.

         The Company currently plans to pursue a private placement of equity securities, as discussed below. In order to accomplish the offering and for the other reasons also discussed below, the Company is seeking to amend the Certificate to increase the number of authorized shares of the Company's Common Stock from 4,000,000 to 15,000,000.

BACKGROUND

         Management of the Company has determined that there may be significant unrealized value in its Forced Conveyorized Oven product line. The Company has made significant investments in that product line in recent years, and the product line represents a substantial majority of the Company's business. In order to attempt to realize the underlying value of the Forced Conveyorized Oven product line, management of the Company has decided to either (i) consider the sale of the product line and use the proceeds, along with the proceeds of the proposed equity offering discussed below, to make business acquisitions and/or investments or (ii) raise additional capital which could, in part, be used to promote the growth of the product line through increased marketing and product development as well as make business acquisitions and/or investments.

         PRIVATE OFFERING. The Company currently plans to seek capital by means of a private offering (the "Offering") of its equity securities. It is currently contemplated that the Offering would consist of the issuance by the Company to potential investors of between 3,333,333 and 4,000,000 shares of a new class of Common Stock ("Class A Common Stock"). The Class A Common Stock would be identical to the Common Stock in all respects and would have the same powers, preferences, rights, qualifications and limitations as the Common Stock, except that the Class A Common stock would have no voting rights with respect to the approval of any potential sale of the Company's product lines or the election of members of the Company's Board of Directors. As described below, the Class A Common Stock will be converted into Common Stock in the future. After conversion, all shares of Common Stock will have equal voting rights on all matters submitted to a vote of stockholders. The Class A Common Stock will be
offered at a price of $3.00 per share. On               , 1996, the closing bid
and asked price of the Company's Common Stock was $       and $        ,
respectively, on the Nasdaq SmallCap Market.

         As discussed below, the Company is currently contemplating the sale of its Forced Conveyorized Oven product line and/or its Rework Systems product line (the sale of either or both product lines is referred to herein as the "Sale"). In the event the Sale is consummated, the capital received by the Company from the issuance of the Class A Common Stock would be used to pursue acquisitions or enter into transactions which management believes would diversify the business of the Company and would provide the potential for growth and profit. In the event the Sale is not consummated, the capital received by the Company from the issuance of the Class A Common Stock may be used to promote the growth of the Forced Conveyorized Oven product line through increased marketing and product development, in addition to the purposes set forth above. As of the date hereof, the Company has not identified any specific acquisitions and/or investments that are probable of consummation.

         The shares of Class A Common Stock will be converted into shares of the Company's Common Stock on the date which is six months from the date of issuance of the Class A Common Stock (the "Conversion Date"). At the Company's option, the Conversion Date may be extended for a period of not more than two months if, on the originally scheduled Conversion Date, the Company has entered into a definitive agreement for, but has not consummated, the Sale.

         On the Conversion Date, each share of Class A Common Stock shall be converted into one share of Common Stock. Notwithstanding the foregoing, in the event that the Company consummates the Sale on or prior to the Conversion Date (as it may be extended by the Company as provided above), the conversion rate shall be adjusted so that each share of Class A Common Stock shall be converted into that number of shares of Common Stock of the Company equal to $3.00 divided by the greater of (i) $3.00 or (ii) the net book value per share of the Common Stock of the Company as of the last day of the fiscal quarter immediately preceding the Conversion Date adjusted to (a) reflect the Sale (including all transaction costs and taxes paid or payable with respect thereto) and (b) not give effect to any outstanding Class A Common Stock or the proceeds of the Offering, all as determined in accordance with generally accepted accounting principles, consistently applied. Under no circumstances will each share of Class A Common Stock be converted into more than one share of Common Stock.

         Additionally, the Company will use its best reasonable efforts to register for resale the Common Stock issued with respect to the conversion of the Class A Common Stock under the Securities Act of 1933, as amended, and to list those shares on the over-the-counter market on the Nasdaq SmallCap Market.

         The Company has engaged Winslow, Evans & Crocker, Inc. (the "Agent") to act as the exclusive placement agent in connection with the Offering. The Agent has engaged Holding Capital Group, Inc. (the "Consultant") to act as a consultant with respect to the Offering. As discussed below, a principal of the Consultant is the Chairman of the Board and Chief Executive Officer of the Company. The Company has agreed to pay a fee to the Agent and the Consultant of an aggregate of (i) $200,000 plus (ii) warrants (the "Warrants") to purchase 100,000 shares of Common Stock. The Warrants will be exercisable for four years at $3.00 per share of Common Stock. If and to the extent that fewer than 4,000,000 shares of Class A Common Stock are sold in the Offering, the cash payment and the Warrants will be reduced on a pro rata basis.

         PROPOSED SALE. The Company is currently contemplating the sale of its Forced Conveyorized Oven product line and/or its Rework Systems product line. However, no definitive agreement has been entered into as of the date hereof and there can be no assurance that any sale or other disposition will be consummated. A sale by the Company of its Forced Conveyorized Oven product line and/or its Rework Systems product line would require the approval of the Company's stockholders at a future meeting of stockholders. The net proceeds received by the Company from the sale of its Forced Conveyorized Oven product line and/or its Rework Systems product line would be used to pursue acquisitions or enter into transactions which management believes provide the potential for growth and profit. As of the date hereof, the Company has not identified any specific acquisitions and/or investments that are probable of consummation.

         RECENT EVENTS. Upon the commencement of the private offering described above, Rainer H. Bosselmann has joined the Company and replaced Garry A. Prime as Chairman of the Company's Board of Directors and Chief Executive Officer. Mr. Prime continues to be Vice-Chairman and a director of the Company. From and after the consummation of the Offering of Class A Common Stock, Mr. Bosselmann will receive an annual salary of $100,000 plus five-year options to purchase 150,000 shares of Common Stock at $3.00 per share, which options vest after one year. In addition, Mr. Bosselmann will receive the right to designate one additional nominee to the Company's Board of Directors. Mr. Bosselmann has agreed to purchase 666,670 shares of Class A Common Stock, for a purchase price of $2,000,010, in the Offering. If the Offering of Class A Common Stock is not consummated, Mr. Bosselmann has agreed to resign as an officer and director of the Company.

         Mr. Bosselmann is 53 years old. From 1996 through the present, Mr. Bosselmann has served as a principal of Holding Capital Group, Inc., a firm engaged in mid-market acquisitions and investments. From 1991 through 1995, Mr. Bosselmann served as the President of Jupiter National, Inc. ("JPI"), a business development company traded on the American Stock Exchange. During his tenure at JPI, Mr. Bosselmann led a management team that recapitalized JPI and engaged in a series of financings, investments and acquisitions. Prior to joining JPI, Mr. Bosselmann served as the Chairman of Brawley Cathers Capital, an investment banking company based in Toronto, Canada. Mr. Bosselmann was also formerly Vice Chairman of Johnston Industries, Inc., a publicly owned diversified textile manufacturer, and Redlaw Industries, Inc. and Galtaco Inc., both of which are publicly-held holding companies. Mr. Bosselmann is a past director of Zoll Medical Corporation and numerous private companies.

DESCRIPTION OF PROPOSED AMENDMENT

         On October 3, 1996 the Board of Directors unanimously adopted a resolution, subject to stockholder approval, proposing and declaring the advisability of an amendment to Section 4 of the Certificate which would effect an increase in the number of authorized shares of Common Stock from 4,000,000 to 15,000,000. To become effective, the amendment must also be adopted by the stockholders of the Company. The resolution amending Section 4 of the Company's Certificate to increase the number of authorized shares of the Company's Common Stock is set forth on Exhibit A to this Proxy Statement.

         At this time the Company has no specific plans, arrangements or understandings to use any of the additional shares for any purpose other than the proposed private offering of equity securities discussed above.

REASONS FOR PROPOSED AMENDMENT

         The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would permit the Board to pursue the private Offering of Class A Common Stock and it would give the Board the necessary flexibility to issue Common Stock in the future in connection with acquisitions and other transactions which management believes would provide the potential for growth and profit and for other general corporate purposes. With the limited number of shares currently available, it is impractical for the Company to evaluate or seek to consummate business acquisitions or other transactions which, if they could be accomplished, might enhance stockholder value. Additional authorized shares could be used to raise cash through sales of stock to public and private investors. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain prior stockholder authorization. The ability to issue shares, as deemed in the Company's best interests by the Board, will also permit the Company to avoid the expenses which are incurred in holding special stockholders' meetings in the future.

         The Board of Directors has, subject to approval of the proposed Certificate amendment by the Company's stockholders, authorized the private Offering of Class A Common Stock discussed above. The private Offering of Class A Common Stock could not be effected without an increase in the number of authorized shares of Common Stock. The Board of Directors believes that the contemplated private Offering of Class A Common Stock could enable the Company to have the financial resources to consummate business acquisitions or other transactions which could enhance stockholder value. Furthermore, the proceeds received from an issuance will generate cash which could be used to strengthen the Company's existing operations with a view towards maximizing stockholder value.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

         The issuance of additional shares of Common Stock by the Company may potentially have an anti-takeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management.

         The amendment to the Certificate, if approved, could strengthen the position of management and might make the removal of management more difficult, even if removal would be generally beneficial to the Company's stockholders. The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management.

         The proposed amendment to the Certificate is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

         The submission of the proposed amendment to the Certificate is not a part of any plan by the Company's management to adopt a series of amendments to the Company's Certificate or Bylaws (the "Bylaws") so as to render the takeover of the Company more difficult. Management is not aware of the existence of any provisions in the Certificate or Bylaws having an anti-takeover effect. Those documents do not contain any provisions which would impose any burden in excess of requirements imposed by Delaware law upon potential tender offerors or others seeking a takeover of the Company.

VOTE REQUIRED

         As discussed above, to become effective the amendment must be adopted by the Board of Directors and the stockholders. The Board already has adopted the amendment. Under Delaware law and the Company's Certificate, the amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting.

         THE OFFICERS AND DIRECTORS OF THE COMPANY WILL VOTE THE SHARES OF COMMON STOCK BENEFICIALLY OWNED OR CONTROLLED BY THEM (REPRESENTING APPROXIMATELY 35% OF THE SHARES OF COMMON STOCK ISSUED AND OUTSTANDING) IN FAVOR OF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 15,000,000.

                               PROPOSAL NUMBER TWO

                         AMENDMENT TO STOCK OPTION PLAN

      On October 3, 1996, the Board of Directors adopted a resolution, subject to stockholder approval, to amend the Stock Option Plan to increase the number of shares issuable thereunder from 225,000 to 625,000.

      The Board of Directors believes that stock options are valuable tools for the recruitment, retention and motivation of qualified employees, including officers, and other persons who can contribute materially to the Company's success. As of October 14, 1996, only 80,000 of the 225,000 shares currently available for issuance under the Stock Option Plan remained available for issuance pursuant to new option grants. Upon the consummation of the private equity offering discussed above, Rainer H. Bosselmann will become entitled to receive options to purchase 150,000 shares of Common Stock. In addition, the Company may add management and non-management employees as a result of future business acquisitions or otherwise. The Board of Directors believes that it is important to have additional shares available under the Stock Option Plan to provide adequate incentives to the Company's workforce.

      The material features of the Stock Option Plan, including the proposed amendment, are outlined below. The following summary is qualified in its entirety by reference to the full text of the Stock Option Plan, a copy of which has been filed with the Securities and Exchange Commission.

PURPOSE

      The purpose of the Stock Option Plan is to continue to provide an incentive to employees, directors, consultants and others who are in a position to contribute materially to the long term success of the Company, to increase such person's interest in the Company's welfare and to aid in retaining individuals with outstanding ability.

ADMINISTRATION

      The Plan is administered by the Board of Directors of the Company.

ELIGIBILITY

      The Stock Option Plan currently provides for the grant to employees, officers, directors and consultants of options to purchase up to 225,000 shares of Common Stock. The proposed amendment would increase the number of shares issuable upon exercise of options to 625,000. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to directors (whether or not an employee), consultants and other non-employees of the Company. The Board of Directors of the Company has the authority to determine those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

TERMS OF OPTIONS

      The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors of the Company. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that first becomes exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder") shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant.

      Options under the Plan must be granted no later than June 22, 2001. Incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to a 10% Stockholder are limited to five year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of those methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

TRANSFERABILITY

      No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by him or her.

TERMINATION OF EMPLOYMENT

      In the event of termination of employment of an optionee other than by death, the option shall be exercisable only to the extent of the purchase rights which have accrued as of the date of termination, provided that the Board of Directors may determine that such accrued purchase rights shall be deemed to include additional shares of Common Stock covered by the option and, provided further, that unless the Board of Directors shall otherwise provide, the remaining purchase rights shall terminate upon the earlier of the expiration of the original term or three months after the termination. Upon termination of employment of an optionee by reason of permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination.

      In the event any options expire or terminate unexercised as to any shares covered thereby, the shares shall become available once again for the granting of other options under the Stock Option Plan.

AMENDMENT

      The Board of Directors may at any time suspend or terminate the Stock Option Plan. The Board may also amend the Stock Option Plan at any time provided, however, that no such amendment, without the approval of the stockholders, shall increase the maximum number of shares which may be awarded under the Stock Option Plan, modify the maximum term or minimum price of options granted under the Stock Option Plan, modify the term of the Stock Option Plan or change the eligibility requirements of the Stock Option Plan.

FEDERAL INCOME TAX INFORMATION

      Options granted under the Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

      If an option granted under the Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

      All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

      The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

      The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Stock Option Plan, does not purport to be complete and references should be made to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.


      THE OFFICERS AND DIRECTORS OF THE COMPANY WILL VOTE THE SHARES OF COMMON STOCK BENEFICIALLY OWNED OR CONTROLLED BY THEM (REPRESENTING APPROXIMATELY 35% OF THE SHARES OF COMMON STOCK ISSUED AND OUTSTANDING) IN FAVOR OF THE PROPOSED AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN.


      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK ISSUABLE THEREUNDER TO 625,000.


                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the Proxy Statement relating to the 1997 Annual Meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Portsmouth, New Hampshire on or before January 6, 1997. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                                  SOLICITATION

      All costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for their out-of-pocket expenses. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock and the Company will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by the proxy as to any such matters.

                                    EXHIBIT A

                      RESOLUTION AUTHORIZING THE AMENDMENT
                                OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION



RESOLVED, that the Company increase the number of authorized shares of Common Stock, $.01 par value per share, from 4,000,000 to 15,000,000 by amending
Section 4 of the Company's Certificate of Incorporation as follows:

      The first sentence of the Section 4 is hereby amended to read in its entirety as follows:


         4. The total number of shares of stock which the Corporation shall have authority to issue is sixteen million (16,000,000), consisting of fifteen million (15,000,000) shares of Common Stock, $.01 par value per share, and one million (1,000,000) shares of Preferred Stock, $.01 par value per share.

                               PRELIMINARY COPIES

PROXY                          CONCEPTRONIC, INC.                          PROXY

           PROXY FOR SPECIAL MEETING OF STOCKHOLDERS NOVEMBER 15, 1996
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Willam D. Gray, Secretary, Treasurer and Chief Financial Officer, Gary A. Prime, Chief Executive Officer, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Conceptronic, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Special Meeting of Stockholders to be held at the Company's offices located at 6 Post Road, Portsmouth, New Hampshire 03801, on November 15, 1996, 10:00 a.m. and at any adjournment or postponement thereof.


1. Approval of the Amendment to the Conceptronic, Inc. Certificate of Incorporation.


      / /      FOR       / /    AGAINST       / /     ABSTAIN

2.    Approval of the Amendment to the Conceptronic, Inc. 1991 Stock Option
      Plan.


      / /      FOR       / /    AGAINST       / /     ABSTAIN


3. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

                The directors recommend a vote FOR items 1 and 2.


                                                     (Continued on reverse side)

(Continued from other side)

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AS PROPOSED.

PLEASE DATE, SIGN AND RETURN TO _____________________________.

(Please sign in the same form as name appears hereon.   Dated ______________________________, 1996
Executors and other fiduciaries should indicate
their titles.  If signed on behalf of a corporation,    _____________________________________
give title of officer signing).

                                       _________________________________________
                                       Signature of Stockholder(s)





















THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 15, 1996.